PhotoWorks Second Quarter Results - 4


For additional information, contact:
Loran Cashmore Bond
PhotoWorks, Inc.
pr@photoworks.com
(206) 281-1546

Valerie Chan
Pembroke, Inc.
valerie@pembroke.com
(206) 352-8814


   PhotoWorks Inc. Reports Improved Digital Revenues and Decreased Net Losses Company enters Phase Two of corporate turnaround program with strategic acquisition, enhanced products and "outstanding" industry analyst rating

         SEATTLE - April 21, 2004 - Reporting financial results today for its second quarter ending March 27, 2004, PhotoWorks(R), Inc. (OTCBB: FOTO) said that its net losses decreased by 68 percent compared to the second quarter of fiscal 2004, while gross profit margins increased to 18.6 percent of net revenues as compared to 15.7 percent in the second quarter of the prior year. Further, revenues from digital products and services has grown nearly 17 percent year-to-date compared to the first six months of fiscal year 2004.

Second Quarter FY 2004 Results
         Net revenues for the second quarter were $4,553,000, compared to $6,500,000 for the second quarter of fiscal 2003. The net decrease was due to the overall decline in traditional film business. PhotoWorks reported a net loss of $463,000, or a loss of $.03 per share, for the second quarter compared to a net loss of $1,448,000, or a loss of $.09 per share, in the second quarter of fiscal 2003. The decrease in net loss was the result of a company-wide cost containment program, including a workforce reduction in January, implementation of a more efficient packaging redesign, and the favorable resolution of a vendor dispute resulting in a reduction of administration expenses. These expense reductions were offset in part by costs resulting from a negotiated early termination of excess leased space. Gross profit increased to 18.6 percent of net revenues in the second quarter of fiscal 2004 compared to 15.7 percent in the prior year second quarter primarily due to lower labor and materials costs and closing lower margin retail stores. In addition, margin on certain digital print services increased due to higher selling prices in the second quarter of fiscal 2004 as compared to the second quarter of fiscal 2003.

         Net revenues for the six months ended March 27, 2004 were $10,308,000 compared to $14,853,000 for the comparable period of fiscal 2003. The Company reported a net loss of $930,000 or a loss of $.06 per share, for the six months ended March 27, 2004, compared to a net loss of $2,498,000, or a loss of $.15 per share, for the first six months of fiscal 2003.

                                     -more-

Focus on Sustainability
         "PhotoWorks is making good progress towards achieving sustainability," stated President and CEO Philippe Sanchez. "The business strategy we announced last November has begun to take shape and produce results. During the six month period, our cash and cash equivalents decreased by approximately $2,400,000, primarily due to payments of liabilities and accrued expenses and the net loss for the year. In addition, we invested approximately $260,000 in capital assets to support our digital initiatives. We have taken a number of steps to reduce spending, stabilize the Company and start to revitalize the core business. That was the plan and the plan is being executed. We're poised now to move into our second phase, focused on becoming the premier photography services brand."

Strategic Acquisition
         PhotoWorks also announced today that it is acquiring substantially all of the assets of PhotoAccess Technologies Corporation. The transaction, when finalized, will broaden PhotoWorks' revenue and customer base, while providing superior digital technology and a talented team of engineers with unrivaled expertise in software development and photo color management.

Focus on Developing Outstanding Online Photofinishing Services
     Over the past several weeks, PhotoWorks has launched enhancements to its product offering and was rated "outstanding" and best-in-class by the Enderle Group, a well-respected industry analyst firm.
     As a result of customer feedback, the Company made significant improvements to its online photo services, making it even easier for consumers to purchase prints online and receive faster service. PhotoWorks also began offering more options, including photo prints with or without white borders and a choice of a matte or glossy finish, as well as black and white, color or sepia.
     Now offering the best quality prints in the industry, PhotoWorks has implemented "PhotoWorks Instant Fix" across all digital processing, using world-class color enhancement technology licensed from Colour Science to enhance images that are outside of an optimal range.
     During March, the Enderle Group evaluated online services provided by PhotoWorks, Snapfish, Shutterfly, Ofoto, Costco, and Wal-Mart. PhotoWorks was selected by the Enderle Group as its top choice, rating its services as "Outstanding" and ranked highest for ease of ordering, picture quality, and overall user experience. The firm also picked PhotoWorks as its top choice to recommend or use.

Conference Call
     An investor conference call has been scheduled for today, Wednesday, April 21, 2004, at 11:00 a.m. Pacific Time to discuss the second quarter results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from April 21, 2004, at 1:00 p.m. Pacific Time to April 28, 2004, at 1:00 p.m. Pacific Time by dialing 1-800-633-8284 and entering access code 21189977.
                                     -more-

About PhotoWorks, Inc.
Formerly Seattle FilmWorks, PhotoWorks(R) has been delivering high-quality photographs to more than 6 million satisfied customers for 25 years. The Company is dedicated to providing innovative and inspiring ways for people to create, share and preserve their photographic memories. Every day, digital and film photographers come to www.photoworks.com to upload, enhance and print their best photographic memories, simply and conveniently. The Company, which offers a 100% satisfaction guarantee, has been awarded an "Outstanding" rating by the Enderle Group. Based in Seattle, PhotoWorks is publicly traded (OTCBB: FOTO). More information about PhotoWorks is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Statements in this news release concerning leadership in photo services; opportunities in the digital photography space; ability to ensure sustainability and establish core competencies in the digital market space; future products and services; strategic acquisition and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations; the ability to execute a definitive agreement; system performance problems due to integration or technical difficulties; pricing and other activities by competitors; economic and industry factors, and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.

..


PhotoWorks(R) is a registered trademark of PhotoWorks, Inc. All other marks belong to their respective owners.


                            -Financial Tables Follow-


                                PHOTOWORKS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share and share data)
                                                       Second Quarter Ended                         Six Months Ended
                                               March 27, 2004     March 29, 2003         March 27, 2004     March 29, 2003

     Net revenues                                   $  4,553            $6,500                $10,308             $14,853

     Cost of goods and services                        3,708             5,477                  7,761              11,955
        Gross profit                                     845             1,023                  2,547               2,898

     Operating Expenses:
        Marketing                                        562               493                  1,139               1,412
        Research and development                         435               715                    900               1,251
        General and administrative                       377             1,339                  1,470               2,774
           Total operating expenses                    1,374             2,547                  3,509               5,437

     Loss from operations                               (529)           (1,524)                  (962)             (2,539)

     Other expense, net                                  (34)              (31)                   (68)                (66)

     Loss before income taxes                           (563)           (1,555)                (1,030)             (2,605)
     Income tax benefit                                  100               107                    100                 107
     Net loss                                       $   (463)          $(1,448)               $  (930)          $  (2,498)

     Net loss per share                                $(.03)            $(.09)                 $(.06)              $(.15)

     Weighted average number of
         shares outstanding                       16,719,000        16,655,000             16,693,000          16,655,000



                                PHOTOWORKS, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                                        March 27, 2004                   September 27, 2003
         Cash and cash equivalents                           $2,339,000                         $4,756,000
         Accounts receivable                                    175,000                             28,000
         Inventories                                            730,000                            652,000
         Prepaid expenses                                       443,000                            354,000
         Current Assets                                       3,687,000                          5,790,000
         Total Assets                                        $5,324,000                         $7,662,000

         Current Liabilities                                 $2,453,000                         $3,956,000
         Total Liabilities                                    5,614,000                          7,098,000
         Total Shareholders' Equity (Deficit)                  (290,000)                           564,000
         Total Liabilities and Shareholders' Equity          $5,324,000                         $7,662,000


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